EXHIBIT 99.1

Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS THIRD-QUARTER 2010 RESULTS
- Composite Fibers’ Operating Income Increased 67% -

- Specialty Papers Helps to Drive Strong Free Cash Flow Generation of $33 million -

- Company Continues Integration of Newly Acquired Airlaid Business -

YORK, Pennsylvania – November 2, 2010 – Glatfelter (NYSE: GLT) today reported its financial results for the quarter and nine months ended September 30, 2010, including adjusted earnings of $0.36 per diluted share in the third quarter of 2010, compared to $0.29 per diluted share a year ago.

“We are pleased to report another quarter of strong bottom-line growth with a 24 percent increase in adjusted earnings per share and generation of $33 million of free cash flow,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “Driving our performance in the third quarter was the record $9.7 million earned by our Composite Fibers business, which is a reflection of improved market conditions, the quality of this unit’s products, and the effectiveness of the continued operating improvements we have employed in this business. In addition, our Specialty Papers business delivered improved year-over-year results in the third quarter of 2010 despite an unplanned production interruption and higher pulp prices.”

Mr. Glatfelter noted that the continued solid performance of these business units more than offset the lower than expected earnings from the Company’s Advanced Airlaid Materials business unit, which faced some challenges as a result of rising input costs and operational difficulties during the quarter. “The integration of this newly acquired business is ongoing. While the progress our team is making with the integration is not yet reflected in the business unit’s results, we remain very confident in the business’ long-term prospects,” Mr. Glatfelter said.

Consolidated net sales for the third quarter of 2010 were $379.1 million, a 21.4 percent increase compared with $312.4 million for the third quarter of 2009, reflecting the top-line contributions of the new Advanced Airlaid Materials business unit and stronger market conditions for the Company’s Composite Fibers and Specialty Papers products. Net sales grew 6% excluding the impact of acquisitions and foreign currency changes.

On a GAAP basis, the Company reported net income of $39.4 million or $0.85 per diluted share, for the third quarter of 2010, compared with net income of $46.0 million or $1.00 per diluted share in the 2009 third quarter. Adjusted earnings were $16.7 million, or $0.36 per diluted share, which excludes items of an unusual and non-recurring nature as set forth below, compared with $13.1 million, or $0.29 per diluted share, in the 2009 third quarter. Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items.

The following table sets forth a reconciliation of net income on a GAAP-basis to adjusted earnings:

	For the quarter ended September 30
	2010		2009
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$39,437	$0.85	$45,994	$1.00
Cellulosic biofuel and alternative fuel mixture credits	(23,100)	(0.50)	(32,890)	(0.72)
Acquisition and integration related costs	407	0.01	—	—
Timberland sales and related transaction costs	-	-	5	—
Adjusted earnings	$16,744	$0.36	$13,109	$0.29

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Third-Quarter Business Unit Results

Specialty Papers

	For the quarter ended September 30
Dollars in thousands	2010	2009	Change
Tons shipped	195,350	199,860	(4,510)	(2.3)%
Net sales	$217,334	$211,635	$5,699	2.7%
Energy and related sales, net	3,313	2,132	1,181	55.4%
Gross margin percent	16.7%	16.9%
Operating income	$22,978	$20,854	$2,124	10.2%

In the quarter-over-quarter comparison, Specialty Papers’ net sales increased $5.7 million due to a $12.4 million benefit from higher average selling prices partially offset by lower volumes.

Operating income increased $2.1 million, or 10.2 percent, compared with the 2009 third quarter. Operating income in the 2010 third quarter benefited from higher selling prices but was adversely impacted by $5.8 million of higher raw material costs and a related $0.7 million charge under the LIFO inventory valuation method. In addition, Specialty Papers experienced $5.6 million of net excess operational costs primarily related to a press roll failure and associated production interruption at its Chillicothe, Ohio facility.

Composite Fibers

	For the quarter ended September 30
Dollars in thousands	2010	2009	Change
Tons shipped	22,846	20,181	2,665	13.2%
Net sales	$103,727	$100,723	$3,004	3.0%
Gross margin percent	17.5%	14.9%
Operating income	$9,700	$5,801	$3,899	67.2%

Composite Fibers’ net sales improved due to strengthening demand in all of its product lines as volumes shipped increased 13.2 percent. Net sales increased 3.0 percent despite an $8.5 million adverse impact from the translation of foreign currencies and a $0.9 million impact from lower average selling prices. On a constant currency basis, net sales increased 11.5 percent.

Composite Fibers’ operating income increased $3.9 million, or 67.2 percent, in the quarter-to-quarter comparison. Improved market conditions and business development initiatives increased shipping volumes and eliminated the need for market-driven down time which together benefited operating profit by $2.5 million. In addition, improved operating efficiency gains of $3.6 million as a result of continuous improvement initiatives more than offset the net negative impact of higher fiber prices.

Advanced Airlaid Materials (Note: Because this business unit was created upon completion of the previously announced acquisition of Concert Industries on February 12, 2010, the results below are shown with a sequential comparison rather than a year-over-year basis.)

	For the quarter ended
	September 30	June 30
Dollars in thousands	2010	2010	Change
Tons shipped	22,053	20,111	1,942	9.7%
Net sales	$58,036	$52,042	$5,994	11.5%
Operating income	1,164	1,926	(762)	(39.6)%

Third-quarter 2010 operating income of $1.2 million from the Advanced Airlaid Materials business unit was lower than the 2010 second quarter and less than the Company’s expectations. Compared to the 2010 second quarter, higher selling prices benefited results by $1.3 million; however, continued upward movement in the price of fluff pulp together with higher costs of other key raw materials and changes to currency exchange rates adversely impacted operating income by $1.2 million. Operating results were also adversely impacted by downtime and operating inefficiencies.

“During the quarter, our team has worked to realign the organizational structure and put the right processes in place to drive meaningful and predictable growth in this business unit,” said Mr. Glatfelter. “I fully expect the continuous improvement methodology that has been so successful for our Specialty Papers and Composite Fibers businesses will have a similar positive, long-term impact on the operating performance of this global growth business.”

Other Financial Information

Interest expense totaled $6.6 million for the third quarter of 2010, an increase of $2.0 million primarily due to the issuance of $100.0 million in bonds in February 2010, used to fund, in part, the Concert acquisition.

For the third quarter of 2010, the Company’s effective tax rate on adjusted earnings was 25.9 percent compared with a 19.7 percent benefit in the same quarter of 2009. The higher effective tax rate in the comparison was primarily due to the expiration of the research and development tax credit at the end of 2009.

2010 Year-to-Date Results

For the first nine months of 2010, the Company reported net income of $39.2 million or $0.85 per diluted share, compared with net income of $77.4 million or $1.69 per diluted share in the same period of 2009. The results of operations for both periods include the impact of significant unusual and non-recurring items. The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings:

	Nine months ended September 30
	2010		2009
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$39,166	$0.85	$77,402	$1.69
Cellulosic biofuel and alternative fuel mixture credits	(23,100)	(0.50)	(63,308)	(1.38)
Acquisition and integration related costs	8,728	0.18	—	—
Foreign currency hedge on acquisition price	1,673	0.04	—	—
Timberland sales and related transaction costs	(99)	-	68	—
Adjusted earnings	$26,368	$0.57	$14,162	$0.31

Consolidated net sales for the first nine months of 2010 were $1,079.2 million, a 22.2 percent increase compared with $882.9 million for the same period of 2009, reflecting the addition of Advanced Airlaid Materials to the Company together with much stronger business activity in the Company’s Specialty Papers and Composite Fibers business units.

Balance Sheet and Other Information

Capital expenditures totaled $23.3 million in the first nine months of 2010 compared with $16.7 million in the same period of 2009. Capital expenditures are expected to be approximately $40 million for 2010.

Cash and equivalents totaled $63.3 million as of September 30, 2010 and net debt, excluding cash collateralized borrowings, was $233.1 million, an increase of $150.6 million compared with December 31, 2009, primarily due to the $231.9 million Concert acquisition. Free cash flow (cash provided by operations less capital expenditures) during the third quarter of 2010 was $33 million and for the first nine months of 2010 was $100 million. (Net debt and free cash flow are non-GAAP measures. Refer to the calculation of these measures provided in this release).

The accompanying consolidated statement of income for the three months and nine months ended September 30, 2009 includes pre-tax credits of $33.0 million and $73.8 million, respectively, recorded as a reduction in cost of products sold, representing eligible alternative fuel mixture credits earned through September 30, 2009, net of associated expenses.

In connection with the filing of its 2009 federal income tax return, the Company recognized a $23.1 million tax benefit related to cellulosic biofuel production credits as a reduction of income tax expense in the third quarter of 2010. Approximately $14.8 million of this amount is expected to be received in cash during the 2010 fourth quarter.

Outlook

For Specialty Papers, the Company expects shipping volumes in the fourth quarter of 2010 to be approximately five percent less than the third quarter of 2010 reflecting normal seasonality. Selling prices and input costs are expected to remain substantially unchanged in the same comparison; however, our mix of products sold is expected to be less favorable due to normal market softening in the fourth quarter. In addition, the Company expects Specialty Papers fourth quarter 2010 results relative to the 2010 third quarter to be adversely impacted by normal seasonal downtime, lower energy sales approximating $1 million, and additional LIFO related charges approximating $1 million.

For Composite Fibers, the Company anticipates shipping volumes, selling prices and input costs in the fourth quarter of 2010 to be relatively in line with the third quarter of 2010. In addition, the Company expects contracted energy prices to be higher, along with a slightly extended normal seasonal outage in December for maintenance work and inventory alignment as it enters 2011.

Shipping volumes for the Advanced Airlaid Materials business unit in the fourth quarter of 2010 are expected to be approximately 5 percent lower than the third quarter. Selling prices are expected to be approximately $1.4 million higher in the fourth quarter as the Company will contractually pass on the impact of the higher input costs from prior periods. Input costs are expected to be generally in line with third-quarter 2010 levels.

Mr. Glatfelter commented, “Our Advanced Airlaid Materials business is not performing as well as anticipated at this point in time, which is why we made some changes in the business during the quarter. Given the slower progress, we now anticipate this business to be approximately $0.15 per share accretive to earnings in 2011. We firmly believe this business is well positioned for profitable growth and value creation over the long term. Given our proven ability to create value from acquisitions, coupled with the future growth opportunities we see in the airlaid markets, we are confident in our ability to maximize the potential expected from this business unit.

“As we approach the 2010 year-end, we feel very good about the strength and momentum of our Specialty Papers and Composite Fibers businesses. Through sound execution of their organic growth plans, as well as remaining responsive to customer needs, both business units are expected to continue to generate strong earnings and free cash flows going forward.

“I have a high degree of confidence that our business is very well positioned to benefit from continuing improvements in the global economy, leading positions in key global markets and the financial impact of continuous improvement programs across our Company.”

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its third quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 3rd Quarter 2010 Earnings Release Conference Call
When:	Tuesday, November 2, 2010, 11:00 a.m. Eastern Time
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	16672121
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:	November 2, 2010 12:00 p.m. through November 16, 2010 11:59 p.m.
Rebroadcast Number:	Within US dial 800.642.1687
International dial 706.645.9291
Conference ID:	16672121

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters, are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, acquisition integration risks, technological changes and innovations, market growth rates, cost reduction initiatives, finalization of the allocation of the Concert purchase price, and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered products, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.4 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
In thousands, except per share	2010	2009	2010	2009
Net sales	$379,097	$312,358	$1,079,153	$882,889
Energy and related sales – net	3,312	2,132	8,834	6,194

Total revenues	382,409	314,490	1,087,987	889,083
Costs of products sold	326,669	232,025	952,571	704,303

Gross profit	55,740	82,465	135,416	184,780
Selling, general and administrative expenses	27,782	29,303	91,299	80,364
Gains on dispositions of plant, equipment and timberlands, net	(150)	(9)	(318)	(681)

Operating income	28,108	53,171	44,435	105,097
Non-operating income (expense)
Interest expense	(6,565)	(4,528)	(19,045)	(14,798)
Interest income	232	318	570	1,583
Other – net	(251)	204	(3,868)	86

Total other income (expense)	(6,584)	(4,006)	(22,343)	(13,129)

Income before income taxes	21,524	49,165	22,092	91,968
Income tax provision	(17,913)	3,171	(17,074)	14,566

Net income	$39,437	$45,994	$39,166	$77,402

Earnings per share
Basic	$0.86	$1.01	$0.85	$1.70
Diluted	0.85	1.00	0.85	1.69
Cash dividends declared per common share	$0.09	$0.09	$0.27	$0.27
Weighted average shares outstanding
Basic	45,950	45,699	45,898	45,649
Diluted	46,286	45,865	46,330	45,712

Business Unit Financial Information
(unaudited)

Three months ended September 30					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Net sales	$217.3	$211.6	$103.7	$100.7	$58.0	$—	$-	$-	$379.1	$312.4
Energy and related sales, net	3.3	2.1	—	—	—	—	—	—	3.3	2.1

Total revenue	220.6	213.8	103.7	100.7	58.0	—	—	—	382.4	314.5
Cost of products sold	184.3	178.1	85.6	85.7	54.9	—	1.8	(31.8)	326.7	232.0

Gross profit	36.3	35.7	18.2	15.0	3.1	—	(1.8)	31.8	55.7	82.5
SG&A	13.4	14.9	8.5	9.2	1.9	—	4.1	5.3	27.8	29.3
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(0.2)	—	(0.2)	—

Total operating income (loss)	22.9	20.8	9.7	5.8	1.2	—	(5.7)	26.5	28.1	53.2
Non-operating income (expense)	—	—	—	—	—	—	(6.6)	(4.0)	(6.6)	(4.0)

Income (loss) before income taxes	$22.9	$20.8	$9.7	$5.8	$1.2	$—	$(12.3)	$22.5	$21.5	$49.2

Supplementary Data
Net tons sold	195.4	199.9	22.8	20.2	22.1	—	—	—	240.2	220.0
Depreciation, depletion and amortization	$8.9	$10.6	$5.7	$6.1	$2.0	$—	$-	$-	$16.6	$16.8
Capital expenditures	5.1	2.1	2.7	3.2	—	—	—	—	7.8	5.2

Nine months ended September 30					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Net sales	$633.8	$595.6	$307.2	$287.3	$138.1	$—	$-	$-	$1,079.2	$882.9
Energy and related sales, net	8.8	6.2	—	—	—	—	—	—	8.8	6.2

Total revenue	642.6	601.8	307.2	287.3	138.1	—	—	—	1,088.0	889.1
Cost of products sold	560.9	528.2	255.8	246.1	130.4	—	5.6	(70.0)	952.6	704.3

Gross profit	81.7	73.6	51.5	41.2	7.8	—	(5.6)	70.0	135.4	184.8
SG&A	40.1	40.8	26.6	26.3	4.4	—	20.2	13.3	91.3	80.4
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(0.3)	(0.7)	(0.3)	(0.7)

Total operating income (loss)	41.6	32.8	24.9	14.9	3.4	—	(25.4)	57.4	44.4	105.1
Non-operating income (expense)	—	—	—	—	—	—	(22.3)	(13.1)	(22.3)	(13.1)

Income (loss) before income taxes	$41.6	$32.8	$24.9	$14.9	$3.4	$—	$(47.8)	$44.3	$22.1	$92.0

Supplementary Data
Net tons sold	576.3	556.2	67.1	59.4	53.2	—	—	—	696.6	615.7
Depreciation, depletion and amortization	$26.2	$28.4	$17.6	$17.5	$5.0	$—	$-	$-	$48.8	$45.8
Capital expenditures	13.8	9.1	6.0	7.5	3.5	—	—	0.1	23.3	16.7

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information
(unaudited)

	Nine months ended
	September 30
In thousands	2010	2009
Cash Flow Data
Cash provided (used) by:
Operating activities	$123,380	$119,514
Investing activities	(252,016)	21,874
Financing activities	60,315	(62,696)
Depreciation, depletion and amortization	48,802	45,823
Capital expenditures	23,269	16,704
September 30		December 31
	2010	2009

Balance Sheet Data
Cash and cash equivalents	$63,333	$135,420
Total assets	1,332,735	1,190,294
Total debt	333,084	254,583
Shareholders’ equity	537,327	510,704

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, charges for environmental reserves and shutdown and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Free Cash Flow	Three months ended September 30
In thousands	2010	2009
Cash from operations	$40,703	$54,647
Less:
Capital expenditures	(7,824)	(5,229)
Free cash flow	$32,879	$49,418

Calculation of Net Debt	September 30	December 31
In thousands	2010	2009
Short term debt	$1,026	$3,888
Long term debt	332,058	250,695

Total	333,084	254,583
Less: Cash	(63,333)	(135,420)

Total debt less cash	269,751	119,163
Less: Collateralized debt	(36,695)	(36,695)

Net Debt	$233,056	$82,468